Exhibit 99.1
ASPEN INSURANCE HOLDINGS REPORTS RESULTS FOR
THE FIRST QUARTER OF 2011
▪	Diluted book value per share of $36.65, up 6.4% over the end of the first quarter of 2010 and down 5.8% from the fourth quarter of 2010.

▪	First quarter net loss after tax of $151.7 million, including losses of $255.9 million, net of reinsurance recoveries, reinstatement premiums and taxes, resulting from the natural catastrophe events that occurred in the first quarter of 2011, down from net profit after tax of $18.3 million in the same quarter last year.

▪	Combined ratio of 148.5% or 85.1% excluding catastrophe losses compared with a combined ratio of 110.3%, or 86.1% excluding catastrophes, for the first quarter of 2010.

▪	Diluted operating loss per share of $2.40 for the quarter, including $3.63 of loss per share from the natural catastrophe events that occurred in the first quarter of 2011, down from diluted operating earnings per share of $0.01 for the first quarter of 2010.
HAMILTON, BERMUDA, April 28, 2011 — Aspen Insurance Holdings Limited (NYSE: AHL) today reported a net loss after tax for the first quarter of 2011 of $151.7 million, or an operating loss of $2.40 per diluted ordinary share. Losses from the natural catastrophe events that occurred during the first quarter of 2011 accounted for $3.63 of the decline in diluted operating earnings per share for the period.
Diluted book value per share was $36.65 at March 31, 2011, an increase of 6.4% compared to March 31, 2010. Diluted book value per share decreased by $2.25, or 5.8%, since December 31, 2010 as a result of the natural catastrophe events that occurred during the quarter.
First Quarter 2011 Financial Highlights
($ in millions, except per share amounts and percentages)
(Unaudited)

	Q1 2011	Q1 2010	Change
Gross written premium	$671.3	$702.8	(4.5%)
Net earned premium	$452.4	$467.6	(3.3%)
Net investment income	$55.5	$59.4	(6.6%)
Net income/(loss) after tax	$(151.7)	$18.3
Basic and diluted net income/(loss) per share	$(2.23)	$0.16
Basic and diluted operating earnings/(loss) per share	$(2.40)	$0.01
Net income/(loss) annualized return on equity	(25.2%)	2.0%
Annualized operating return/(loss) on equity	(27.2%)	—
Combined ratio	148.5%	110.3%
Book value per ordinary share	$38.14	$36.07	5.7%
Diluted book value per ordinary share	$36.65	$34.45	6.4%

“The first quarter of 2011 saw an exceptionally high level of natural catastrophes which, combined with historically low investment returns and significant changes implied in new exposure modelling, continue to support a potential improvement in market conditions,” said Chris O’Kane, Chief Executive Officer. “These natural catastrophes had a material impact on our reinsurance segment results, while our insurance segment reported a modest profit in the quarter. Aspen’s diversified model and solid capital base continue to provide the flexibility to allocate resources to business lines that experience the most pronounced price improvements. Our balance sheet remains strong and we believe that we are well positioned to benefit as the pricing environment improves.”
Overview of Operations for the First Quarter 2011
•	Prior year reserve releases were $21.9 million in the first quarter compared with $12.9 million of reserve releases in the equivalent period in 2010.

•	Accident year combined ratio, excluding the impact of catastrophe losses of 90.1%, is in line with the first quarter of 2010.

•	Gross written premiums were $671.3 million in the first quarter, down 4.5% from the prior year, principally in the reinsurance segment.

•	Cash flows from operating activities were $154.9 million for the quarter compared with $102.8 million for the equivalent period in 2010.
Operating Segment Highlights
Reinsurance Segment
The reinsurance segment’s underwriting loss for the quarter was $212.0 million compared with an underwriting loss of $40.5 million for the equivalent period last year. This underwriting result reflects a combined ratio of 178.0% compared with 113.9% for the first quarter in 2010. The combined ratio for the quarter included pre-tax net losses of $284.8 million or 106 percentage points from the 2011 natural catastrophe events which included Australian floods, Cyclone Yasi, New Zealand earthquake, the Tohoku earthquake and ensuing tsunami in Japan. Net favorable reserve development was $20.8 million compared with $15.1 million for the first quarter of 2010. Gross written premiums in the reinsurance segment for the quarter were $437.1 million compared to $490.1 million in 2010, with the decline attributable mainly to market conditions in casualty reinsurance.
Insurance Segment
The insurance segment’s underwriting profit for the quarter was $0.4 million compared with an underwriting profit of $2.1 million in the first quarter of 2010. The combined ratio was 99.8% for the first quarter compared with 98.9% in 2010. Net favorable reserve development was $1.1 million compared with net reserve strengthening of $2.2 million in the first quarter last year. Gross written premium was $234.2 million compared with $212.7 million in 2010 with the increase primarily attributable to the marine, energy and transportation lines and the kidnap and ransom class, reported under financial and professional lines.
Investment Performance
Net investment income for the quarter was $55.5 million, compared with $59.4 million in the first quarter of 2010. Net realized and unrealized investment gains included in income for the quarter were $8.4 million compared with $12.3 million in the first quarter of 2010.
During the first quarter of 2011, the Company invested $171.3 million in an available-for-sale equity securities portfolio which generated $2.2 million of unrealized gains.
Unrealized gains on the available-for-sale fixed income portfolio at the end of the first quarter of 2011 were $203.8 million, a decrease of $35.8 million, gross of tax, from the end of the fourth quarter in 2010, primarily due to rising interest rates.

Book yield on the fixed income portfolio was 3.65%, a decrease of 5 basis points from 3.70% at the end of the fourth quarter of 2010. The average credit quality of the portfolio remains AA+ with an average duration of 2.5 years, including the impact of interest rate swaps.
Capital Position
The Company’s balance sheet remained robust with $9.3 billion in total assets, $4.2 billion in gross reserves and $3.1 billion of shareholders’ equity. In April 2011, the Company published its inaugural loss reserve triangles, providing further insight into its reserve position and balance sheet strength.
The Company entered into an accelerated share repurchase in November 2010 to repurchase $184.0 million of its ordinary shares. The contract was completed on March 14, 2011 and a total of 6,280,185 ordinary shares were cancelled under the program.
Outlook for 2011
In light of current market conditions and the significant level of natural catastrophe losses that occurred during the first quarter of 2011, the Company currently anticipates gross written premium for 2011 to be unchanged from its initial guidance at $2.1 billion +/- 5%, with a small increase in premium ceded to be between 10% and 14% of gross earned premium and the combined ratio to be in the range of 105%-110% including a catastrophe load of $140 million assuming normal loss experience for the remainder of the year. The anticipated effective tax rate in 2011 remains unchanged in the range of 8% to 12%.

Earnings conference call
Aspen will hold a conference call to discuss its financial results on Thursday, April 28, 2011 at 2:00 p.m. (Eastern Time).
CONFERENCE CALL PARTICIPATION DETAILS — April 28, 2011 at 2:00 p.m. (ET)

Participant Dial-In Numbers:	+1 (888) 459-5609 (US Toll Free)
+1 (404) 665-9920 (International)
Conference ID:	56994996
Please call to register at least 10 minutes before the conference call begins.
The conference call will be webcast live in the ‘presentations’ section of the Investor Relations page of Aspen’s website, which is located at www.aspen.bm. The earnings press release and a detailed financial supplement will be posted to the website, as well as a brief slide presentation which may be used for reference during the earnings call.
REPLAY DETAILS
A replay of the call will be available for 14 days via telephone and internet starting two hours following the end of the live call.

Replay Access:	+1 (800) 642-1687 (US Toll Free) +1 (706) 645-9291 (International) www.aspen.bm
Replay ID:	56994996

Investor Contact:
Aspen Insurance Holdings Limited
Kerry Calaiaro, Senior Vice President, Investor Relations	T: +1 646-502-1076
Kerry.Calaiaro@aspen.bm

Noah Fields, Vice President, Investor Relations	T: +1 441-297-9382
Noah.Fields@aspen.bm

European Press Contact:
Citigate Dewe Rogerson
Justin Griffiths/Sarah Gestetner	T: +44 (0) 20 7282 2920

North American Press Contact:
Abernathy MacGregor
Carina Davidson/Allyson Morris	T: +1 212-371-5999

Aspen Insurance Holdings Limited
Summary Consolidated Balance Sheet
($ in millions, except per share data)
(Unaudited)

	As at March 31,	As at December 31,
(in US$ millions)	2011	2010
ASSETS
Total investments	$6,287.3	$6,086.3
Cash and cash equivalents	1,116.9	1,179.1
Reinsurance recoverables	501.4	342.3
Premiums receivable	940.0	821.7
Other assets	451.8	402.7

Total assets	$9,297.4	$8,832.1

LIABILITIES
Losses and loss adjustment expenses	$4,229.3	$3,820.5
Unearned premiums	1,028.3	859.0
Other payables	490.0	411.9
Long-term debt	498.8	498.8

Total liabilities	$6,246.4	$5,590.2

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	3,051.0	3,241.9

Total liabilities and shareholders’ equity	$9,297.4	$8,832.1

Book value per share	$38.14	$40.96
Diluted book value per share (treasury stock method)	$36.65	$38.90

Aspen Insurance Holdings Limited
Summary Consolidated Statement of Income
($ in millions, except share, per share data and ratios)
(Unaudited)

	Three Months	Three Months
	Ended	Ended
(in US$ millions)	March 31,	March 31,
	2011	2010
UNDERWRITING REVENUES
Gross written premiums	$671.3	$702.8
Premiums ceded	(161.7)	(122.7)

Net written premiums	509.6	580.1
Change in unearned premiums	(57.2)	(112.5)

Net earned premiums	452.4	467.6

UNDERWRITING EXPENSES
Losses and loss expenses	528.9	378.8
Acquisition expenses	81.4	84.5
General, administrative and corporate expenses	61.4	52.5

Total underwriting expenses	671.7	515.8

Underwriting loss including corporate expenses	(219.3)	(48.2)

OTHER OPERATING REVENUE
Net investment income	55.5	59.4
Interest expense	(7.7)	(3.8)

Total other operating revenue	47.8	55.6

Other expense	(11.5)	(0.9)

OPERATING INCOME/(LOSS) BEFORE TAX	(183.0)	6.5
OTHER
Net realized and unrealized exchange gains	6.4	1.5
Net realized and unrealized investment gains	8.4	12.3

INCOME/(LOSS) BEFORE TAX	(168.2)	20.3
Income taxes recovery/(expense)	16.5	(2.0)

NET INCOME/(LOSS) AFTER TAX	(151.7)	18.3
Dividends paid on ordinary shares	(10.6)	(11.8)
Dividend paid on preference shares	(5.7)	(5.7)

Retained income/(loss)	$(168.0)	$0.8

Components of net income/(loss) after tax
Operating income/(loss)	$(163.4)	$6.1
Net realized and unrealized exchange gains after tax	4.7	1.0
Net realized investment gains after tax	7.0	11.2

NET INCOME/(LOSS) AFTER TAX	$(151.7)	$18.3

Loss ratio	116.9%	81.0%
Policy acquisition expense ratio	18.0%	18.1%
General, administrative and corporate expense ratio	13.6%	11.2%
Expense ratio	31.6%	29.3%
Combined ratio	148.5%	110.3%

Aspen Insurance Holdings Limited
Summary Consolidated Financial Data
($ in millions, except share, per share data and ratios)
(Unaudited)

	Three Months Ended
	March	March
(in US$ except share, per share data and ratios)	31, 2011	31, 2010
Basic earnings per ordinary share
Net income/(loss) adjusted for preference share dividend	$(2.23)	$0.16
Operating income/(loss) adjusted for preference dividend	$(2.40)	$0.01
Diluted earnings per ordinary share
Net income/(loss) adjusted for preference share dividend	$(2.23)	$0.16
Operating income/(loss) adjusted for preference dividend	$(2.40)	$0.01

Weighted average number of ordinary shares outstanding (in millions)	70.552	77.395
Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	70.552	80.639

Book value per ordinary share	$38.14	$36.07
Diluted book value per ordinary share (treasury stock method)	$36.65	$34.45

Ordinary shares outstanding at end of the period (in millions)	70.731	77.258
Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)	73.599	80.889

The basic and diluted number of ordinary shares for the three months ended March 31, 2011 are the same, as the inclusion of dilutive securities in a loss-making period would be anti-dilutive.

Aspen Insurance Holdings Limited
Summary Consolidated Segment Information
($ in millions except ratios)
(Unaudited)

	Three Months Ended March 31, 2011			Three Months Ended March 31, 2010
(in US$ millions except for ratios)	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total
Gross written premiums	$437.1	$234.2	$671.3	$490.1	$212.7	$702.8
Net written premiums	388.4	121.2	509.6	461.3	118.8	580.1
Gross earned premiums	284.8	224.0	508.8	301.9	215.2	517.1
Net earned premiums	272.0	180.4	452.4	291.0	176.6	467.6
Losses and loss expenses	410.1	118.8	528.9	256.8	122.0	378.8
Policy acquisition expenses	49.4	32.0	81.4	52.4	32.1	84.5
Operating and administrative expenses	24.5	29.2	53.7	22.3	20.4	42.7

Underwriting income/(loss)	$(212.0)	$0.4	$(211.6)	$(40.5)	$2.1	$(38.4)

Net investment income			55.5			59.4
Net realized gains			8.4			12.3
Corporate expenses			(7.7)			(9.8)
Other expenses			(11.5)			(0.9)
Interest expenses			(7.7)			(3.8)
Net foreign exchange gains			6.4			1.5

Income before income taxes			$(168.2)			20.3
Income tax (expense)/recovery			16.5			(2.0)

Net income/(loss)			$(151.7)			$18.3

Ratios
Loss ratio	150.8%	65.9%	116.9%	88.2%	69.1%	81.0%
Policy acquisition expense ratio	18.2%	17.7%	18.0%	18.0%	18.2%	18.1%
Operating and administrative expense ratio(1)	9.0%	16.2%	13.6%	7.7%	11.6%	11.2%
Expense ratio	27.2%	33.9%	31.6%	25.7%	29.8%	29.3%
Combined ratio	178.0%	99.8%	148.5%	113.9%	98.9%	110.3%
(1)     The total group operating and expense ratio includes the impact from corporate expenses.

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Ireland, Singapore, the United States, the United Kingdom, Switzerland and Germany. For the year ended December 31, 2010, Aspen reported gross written premiums of $2,076.8 million, net income of $312.7 million and total assets of $8.8 billion. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s Investors Service. For more information about Aspen, please visit www.aspen.bm.
Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:
This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “continue,” “guidance,” and similar expressions of a future or forward-looking nature.
All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; evolving issues with respect to interpretation of coverage after major loss events and any intervening legislative or governmental action; the effectiveness of our loss limitation methods; changes in the total industry losses, or our share of total industry losses, resulting from past events and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of acts of terrorism and related legislation and acts of war; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance sectors; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the continuing and uncertain impact of the current depressed economic environment in many of the countries in which we operate; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; changes in insurance and reinsurance market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors and the related demand and supply dynamics as contracts come up for renewal; a decline in our operating subsidiaries’ ratings with Standard & Poor’s (“S&P”), A.M. Best Company, Inc. (“A.M. Best”) or Moody’s Investor Service (“Moody’s”); our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; changes in our ability to exercise capital management initiatives or to arrange banking facilities as a result of prevailing market changes or changes in our financial position; changes in government regulations or tax laws in jurisdictions where we conduct business; Aspen Holdings or Aspen Bermuda becoming subject to income taxes in the United States or the United Kingdom; loss of key personnel; and increased counterparty risk due to the credit impairment of financial institutions. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 25, 2011. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.
In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

Non-GAAP Financial Measures
In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures” as such term is defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(1) Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Annualized Operating Return on Average Equity 1) is calculated using operating income, as defined below and 2) excludes from average equity, the average after-tax unrealized appreciation or depreciation on investments and the average after-tax unrealized foreign exchange gains or losses and the aggregate value of the liquidation preferences of our preference shares. Unrealized appreciation (depreciation) on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) on foreign exchange is the result of exchange rate movements between the U.S. dollar and the British pound. Such appreciation (depreciation) is not related to management actions or operational performance (nor is it likely to be realized). Therefore, Aspen believes that excluding these unrealized appreciations (depreciations) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated as the arithmetic average on a monthly basis for the stated periods.
Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
See page 25 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 7 for a reconciliation of average equity.
(2) Operating income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses.
Aspen excludes after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 25 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(3) Diluted book value per ordinary share is a non-GAAP financial measure. Aspen has included diluted book value per ordinary share because it takes into account the effect of dilutive securities; therefore, Aspen believes it is a better measure of calculating shareholder returns than book value per share. Please see page 23 of Aspen’s financial supplement for a reconciliation of diluted book value per share to basic book value per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(4) Diluted Operating Earnings Per Share and Basic Operating Earnings Per Share is a non-GAAP financial measure. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. See page 25 for a reconciliation of diluted and basic operating earnings per share to basic earnings per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
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